UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2011

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2011, Scott H. Ray, the Executive Vice President and Chief Financial Officer of United Online, Inc. (the “Company”), ceased employment with the Company.  Pursuant to the terms of his existing employment agreement with the Company dated February 7, 2011, Mr. Ray will be entitled to receive the severance benefits described therein, including cash severance payments, a pro-rated bonus for the 2011 fiscal year, and accelerated vesting of a portion of his outstanding restricted stock unit awards and stock options.  Such benefits are subject to his satisfaction of certain conditions, including the delivery of an enforceable general release of all claims and compliance with the non-solicitation covenant.  A copy of Mr. Ray’s employment agreement was filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2010.

Neil P. Edwards, who had been serving as the Company’s Acting Chief Financial Officer while Mr. Ray was on a leave of absence for medical reasons, was appointed by the Company’s Board of Directors on October 17, 2011, to succeed Mr. Ray as the Company’s Executive Vice President and Chief Financial Officer.  Mr. Edwards, age 56, has served as the Company’s Senior Vice President, Finance, Treasurer and Chief Accounting Officer since September 2001.  Prior to that, he served as Vice President, Finance of NetZero, Inc. since December 1999.  In addition, Mr. Edwards has served as the Company’s Interim Chief Financial Officer from June 2007 through September 2007, and as Acting Chief Financial Officer from February 2009 through May 2009, and from April 2011 through the date of his appointment as the Company’s Executive Vice President and Chief Financial Officer.

In connection with his appointment, on October 21, 2011, the Company entered into an employment agreement with Mr. Edwards (the “Employment Agreement”).  The key provisions of the Employment Agreement may be summarized as follows:

(i)                                     The contract term commenced on October 21, 2011 and will continue through February 15, 2014, unless sooner terminated in connection with a cessation of service event.

(ii)                                  Annual base salary will continue at his current $400,000 annual rate of base salary.

(iii)                               Mr. Edwards will be eligible for an annual target bonus of up to 100% of annual base salary tied to the attainment of performance goals.  The actual bonus amount for any year may be above or below the target level based on the actual goal attainment and other relevant factors.

(iv)                              Should his employment be terminated without cause (including a resignation under specified circumstances), then he will be entitled to a cash severance payment equal to two times his annual base salary, paid in equal installments over a 12-month period or paid in a lump sum should such termination occur in connection with certain change in control or ownership events.

(v)                                 Such severance payment will be conditioned upon his delivery of an enforceable general release of all claims and compliance with a non-solicitation covenant.  Upon the delivery of such release, Mr. Edwards will also become entitled to the following additional severance benefits:

•                  any earned but unpaid bonus for the fiscal year preceding termination;

•                  a portion of the bonus he would have earned for the year of termination based on the actual level of performance goal attainment for that year and his period of service prior to termination; however, if such termination occurs during the same year as a change in control or ownership event, then such prorated bonus will be based on his target bonus for such year; and

•                  accelerated vesting of his outstanding equity awards as to that number of additional shares which would have otherwise vested had he completed an additional 12 months of employment under an assumed monthly vesting schedule for each such award or, should such termination occur in connection with a change in control or ownership event, all of his outstanding equity awards will fully vest on an accelerated basis.

(vi)                              Should his employment cease by reason of death or disability, his outstanding equity awards will vest on an accelerated basis as to that number of additional shares in which he would have otherwise vested had he completed an additional 12 months of employment under an assumed monthly vesting schedule for each such award.

The foregoing description of the material terms of the Employment Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2011	UNITED ONLINE, INC.

	By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive Officer